Exhibit 23(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Cardinal Health Deferred Compensation Plan, as amended and restated effective January 1, 2005; the Cardinal Health 401(k) Savings Plan (as amended and restated January 1, 2006); the Cardinal Health 401(k) Savings Plan For Employees of Puerto Rico (as amended and restated January 1, 2005); and the Syncor International Corporation Employees’ Savings and Stock Ownership Plan, as amended and restated effective January 1, 1997; of Cardinal Health, Inc. of our reports (a) dated August 22, 2007, with respect to the consolidated financial statements and financial statement schedule of Cardinal Health, Inc., Cardinal Health, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Cardinal Health Inc., included in its Annual Report (Form 10-K) for the fiscal year ended June 30, 2007, and (b) dated June 28, 2007, with respect to the financial statements and schedule of the Cardinal Health 401(k) Savings Plan, the Syncor International Corporation Employees’ Savings and Stock Ownership Plan, and the Cardinal Health 401(k) Savings Plan for Employees of Puerto Rico, included in the respective Plan’s Annual Report (Form 11-K) for the fiscal year ended December 31, 2006, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Ernst & Young LLP
Columbus, Ohio
February 5, 2008